EXHIBIT 5

[McCausland Keen & Buckman Letterhead]

610-341-1070

nweisberg@mkbattorneys.com

June 14, 2011

Airgas, Inc.

259 North Radnor-Chester Road, Suite 100

Radnor, PA 19087

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Airgas, Inc. (the “Registrant”), a Delaware corporation, of a Registration Statement on Form S-8 (the “Registration Statement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

This opinion is furnished to you in connection with the Registration Statement, to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of $6,000,000 of deferred compensation obligations that represent unsecured obligations of the Registrant to pay deferred compensation in the future (the “Obligations”). The Obligations are to be offered and sold under the Airgas, Inc. Deferred Compensation Plan II (the “Plan”).

As the Registrant’s counsel, we have examined the Registration Statement, including the exhibits thereto, the Registrant’s Certificate of Incorporation, as amended, the Registrant’s Bylaws, as amended, the Plan and related minutes of actions taken by the Board of Directors of the Registrant. In the foregoing examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.

Based on the foregoing, we are of the opinion that, when issued pursuant to the terms of the Plan, the Obligations will be valid and binding obligations of the Registrant, enforceable against the Registrant in accordance with their terms and the terms of the Plan, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other similar laws

Airgas, Inc.

June 14, 2011

affecting creditors’ rights generally, and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

It is understood that this opinion is to be used only in connection with the offer and sale of the Obligations while the Registration Statement is in effect.

Sincerely, McCausland Keen & Buckman

By:	/s/ Nancy D. Weisberg
Nancy D. Weisberg, Vice President